Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Annual Report on Form 20 of Creative Global Technology Holdings Limited (the “Company”) (File number 001-42412) of our report dated January 30, 2025 with respect to our audits of the consolidated financial statements of the Company as of September 30, 2024 and 2023 and for the three year period ended September 30, 2024 appearing in the Annual Report on Form 20-F for the year ended September 30, 2025.

Date: January 30, 2026

/s/ Wei, Wei & Co., LLP
Wei, Wei & Co., LLP